As filed with the Securities and Exchange Commission on June 8, 2016

Registration No. 333-171825

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM F–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Metro-Rural Holdings Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 2204, 22/F, Sun Life Tower

The Gateway, 15 Canton Road

Tsimshatsui, Kowloon, Hong Kong

(852) 2111 3815

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Sio Kam Seng

Executive Director, Chairman of the Board, and Chief Executive Officer

China Metro-Rural Holdings Limited

Suite 2204, 24/F, Sun Life Tower, The Gateway

15 Canton Road, Tsimshatsui, Kowloon, Hong Kong

Telephone: (852) 2111 3815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Maurice Hoo, Esq. Orrick, Herrington & Sutcliffe LLP 43rd Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 2218-9100	Richard V. Smith, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 (415) 773-5700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (File No. 333-171825) of China Metro-Rural Holdings Limited, a British Virgin Islands limited liability company (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2011 (the “Registration Statement”).

The Company entered into an Agreement and Plan of Merger, dated June 8, 2016 (the “Merger Agreement”), with China Metro-Rural Investment Limited, a British Virgin Islands limited liability company (“Investment”), and CMR Merger Sub Limited, a British Virgin Islands limited liability company (“Merger Sub”). The Merger Agreement contemplates Merger Sub merging with and into the Company, with the Company continuing as the surviving company and as a direct, wholly-owned subsidiary of Investment.

In connection with the Merger Agreement, the Company and certain affiliates are engaging in a Rule 13e-3 transaction for which a Transaction Statement on Schedule 13E-3 has been filed with the SEC on June 8, 2016. Upon completion of the Rule 13e-3 transaction, the Company will be eligible, and intends, to terminate its Exchange Act reporting obligations.

In connection with the Rule 13e-3 transaction, the Company hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement which remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, China Metro-Rural Holdings Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tsimshatsui, Kowloon, Hong Kong, on June 8, 2016.

CHINA METRO-RURAL HOLDINGS LIMITED

By:	/s/ Sio Kam Seng
Name:	Sio Kam Seng
Title:	Executive Director, Chairman of the Board, and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Form F-3 (File No. 333-171825) in reliance on Rule 478 of the Securities Act of 1933, as amended.